Exhibit 99.1

 PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Holdings GP, L.P.
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673

FOR IMMEDIATE RELEASE

Alliance to Present at Cowen and Company 4th Annual Metals, Mining & Materials Conference

TULSA, OKLAHOMA, October 30, 2013 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) and Alliance Holdings GP, L.P. (NASDAQ: AHGP) today announced that Brian L. Cantrell, Senior Vice President and Chief Financial Officer, will make a presentation at the Cowen and Company 4th Annual Metals, Mining & Materials Conference in New York at approximately 10:20 a.m. Eastern time on Wednesday, November 13, 2013.

The audio portion of Mr. Cantrell’s presentation will be available via webcast at http://wsw.com/webcast/cowen13/ARLP and for replay for 30 days following the conference.  The related presentation will also be available November 13, 2013 on both ARLP’s website (http://www.arlp.com) and AHGP’s website (http://www.ahgp.com) under “Investor Information” and “Investor Presentations.”

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the third largest coal producer in the eastern United States with mining operations in the Illinois Basin, Northern Appalachian and Central Appalachian coal producing regions.  ARLP operates eleven mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP is also constructing a new mine in southern Indiana and is purchasing and funding development of reserves, constructing surface facilities and making equity investments in a new mining complex in southern Illinois. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of Alliance Resource Partners at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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About Alliance Holdings GP, L.P.

AHGP is a limited partnership formed to own and control Alliance Resource Management GP, LLC, the managing general partner of ARLP, through which it holds a 1.98% general partner interest and the incentive distribution rights in ARLP.  In addition, AHGP owns 15,544,169 common units of ARLP.

News, unit prices and additional information about AHGP including filings with the Securities and Exchange Commission, are available at http://www.ahgp.com.  For more information, contact the investor relations department of Alliance Holdings GP at (918) 295-1415 or via e-mail at investorrelations@ahgp.com.

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